Exhibit 99.3

SUPPLEMENTAL UNAUDITED CONDENSED COMBINED FINANCIAL DATA

The following supplemental combined statements of operations differ from the pro forma financial information requirements of Article 11 of Regulation S-X because they present a combination of the results of Nexstar and TEGNA as if the Transactions were consummated on January 1, 2024 rather than January 1,2025; the periods presented cover two years instead of the required last completed fiscal year; and the presentation and disclosures, including those related to the adjustments, are more summarized than those required under Article 11, among other differences. The supplemental combined statements of operations are provided for informational purposes only and do not purport to represent what the actual combined results of operations of the combined company would have been had the Transactions occurred on the date assumed, nor are they necessarily indicative of future combined results of operations. The actual results of the combined company may differ significantly from those reflected in the supplemental combined statements of operations.

Supplemental Combined Statement of Operations – Year Ended December 31, 2025

	Nexstar Historical	TEGNA Historical	Adjustments		Combined
Net revenue	$4,949	$2,712	$(3)	(a)	$7,658
Operating expenses:
Direct operating, excluding depreciation and amortization	2,235	1,730	(42)	(a)(b)	3,923
Selling, general, and administrative, excluding depreciation and amortization	1,063	442	4	(c)	1,509
Amortization of broadcast rights	314	-	39	(b)	353
Depreciation and amortization of intangible assets	471	97	78	(d)	646
Goodwill and long-lived asset impairments	14	-	-		14
Other	3	-	4	(e)	7
Total operating expenses	4,100	2,269	83		6,452
Income (loss) from operations	849	443	(86)		1,206
Income from equity method investments, net (excluding impairment)	30	-	-		30
Impairment of equity investments	(381)	-	(15)	(f)	(396)
Interest expense, net	(379)	(132)	(333)	(g)	(844)
Pension and other postretirement plans credit (expense), net	31	-	(7)	(f)	24
Other expenses, net	-	(22)	22	(f)	-
Income (loss) before income taxes	150	289	(419)		20
Income tax (expense) benefit	(67)	(69)	105	(h)	(31)
Net income (loss)	83	220	(314)		(11)
Net loss attributable to noncontrolling interests	26	-	-		26
Net income (loss) attributable to Nexstar	$109	$220	$(314)		$15

Supplemental Combined Statement of Operations – Year Ended December 31, 2024

	Nexstar Historical	TEGNA Historical	Adjustments		Combined
Net revenue	$5,407	$3,102	$(4)	(a)	$8,505
Operating expenses (income):
Direct operating, excluding depreciation and amortization	2,221	1,755	(48)	(a)(b)	3,928
Selling, general, and administrative, excluding depreciation and amortization	1,088	447	166	(c)	1,701
Amortization of broadcast rights	324	-	44	(b)	368
Depreciation and amortization of intangible assets	484	114	61	(d)	659
Goodwill and long-lived asset impairments	24	1	-		25
Other	(2)	-	4	(e)	2
Total operating expenses	4,139	2,317	227		6,683
Income (loss) from operations	1,268	785	(231)		1,822
Income (loss) from equity method investments, net	70	-	(1)	(f)	69
Interest expense, net	(444)	(142)	(376)	(g)	(962)
Pension and other postretirement plans credit (expense), net	27	-	(17)	(f)	10
Gain on disposal of investments	40	-	153	(f)	193
Other (expenses) income, net	(2)	130	(135)	(f)	(7)
Income (loss) before income taxes	959	773	(607)		1,125
Income tax (expense) benefit	(276)	(174)	128	(h)	(322)
Net income (loss)	683	599	(479)		803
Net loss attributable to noncontrolling interests	39	1	-		40
Net income (loss) attributable to Nexstar	$722	$600	$(479)		$843

The adjustments in the supplemental combined statements of operations, which assume that the Transactions occurred as of January 1, 2024, are as follows:

(a)
Reflects the elimination between net revenue and direct operating expenses resulting from transactions between Nexstar and TEGNA which would be eliminated upon consolidation ($3 million in 2025 and $4 million in 2024).
(b)
Represents a reclass adjustment from TEGNA’s direct operating expenses to amortization of broadcast rights ($39 million in 2025 and $44 million in 2024).
(c)
Reflects an adjustment for stock-based compensation from assumed TEGNA equity awards ($4 million in each of 2025 and 2024) and an adjustment for $162 million transaction-related costs assumed to have been incurred in 2024.
(d)
Reflects an adjustment for TEGNA’s depreciation and amortization ($175 million in each of 2025 and 2024 of TEGNA’s tangible and intangible assets based on preliminary estimate of asset fair values, less the elimination of TEGNA’s historical depreciation and amortization $97 million in 2025 and $114 million in 2024).
(e)
Represents adjustment to reflect the amortization of the preliminary fair value of favorable lease market terms related to right of use assets ($4 million in each of 2025 and 2024).
(f)
Represents a reclassification, as applicable, from TEGNA’s Other (expenses) income, net to Pension and other postretirement plans credit, net, Income from equity method investments, net, impairment of equity investments and Gain on disposal of an investment.
(g)
Reflects an adjustment for interest expense on Nexstar’s new financing, including amortization of debt issuance costs and debt discounts of $554 million in 2025 and $591 million in 2024, and an adjustment for other financing fees assumed to have been paid in 2024 of $18 million, less the elimination of TEGNA’s historical interest expense $126 million in 2025 and $137 million in 2024, and elimination of Nexstar’s historical interest expense on 5.625% senior unsecured notes due 2027 of $95 million in 2025 and $96 million in 2024.
(h)
Represents the tax impact at estimated blended statutory tax rate of 25%. Based on a preliminary analysis performed, approximately $67 million of the total $162 million transaction-related costs, fees and expenses were deemed deductible for pro forma income tax adjustment purposes.

The following is a reconciliation of Combined Adjusted EBITDA and Combined As Further Adjusted EBITDA for the Last Eight Quarters Average (“L8QA”) Ended December 31, 2025 to Combined net income of Nexstar and TEGNA for the years ended December 31, 2025 and 2024 as reflected in the tables set forth above in this Exhibit 99.3.

	For the Years Ended December 31,		L8QA Ended
	2025	2024	December 31, 2025 (a)
Combined net income	$(11)	$803	$396
Add (Less):
Transaction, other one-time and restructuring expenses (b)	86	205	146
Stock-based compensation expense (c)	106	111	109
Depreciation and amortization of intangible assets	646	659	653
Goodwill and long-live assets impairments	14	25	19
Amortization of basis difference of equity method investments	70	70	70
Impairment of an equity method investment	396	-	198
Interest expense, net	844	962	903
Pension and other postretirement plans (credit), net	(24)	(10)	(17)
Income tax expense	31	322	176
Gain on disposal of an investment	-	(193)	(96)
Other	5	10	7
Combined Adjusted EBITDA	2,163	2,964	2,564
Less: Adjusted EBITDA attributable to The CW (d)	(89)	(131)	(110)
Combined Adjusted EBITDA, excluding The CW	2,252	3,095	2,674
Add (Less):
Cash distributions from equity method investments (e)	144	163	154
Income from equity method investments, net	(30)	(69)	(50)
Amortization of basis difference of equity method investments	(70)	(70)	(70)
Payments for broadcast rights, net of amortization of broadcast rights (f)	(1)	(4)	(2)
Stock-based compensation from TEGNA’s stock 401(k) match contribution	16	19	17
Loss from noncontrolling interests (f)	6	5	5
Pension credit	24	10	17
Cost savings from restructuring activities	-	17	8
Transaction synergies (g)	344	331	338
Combined As Further Adjusted EBITDA	$2,685	$3,497	$3,091

(a)
Represents the sum of the amounts during the years ended December 31, 2025 and 2024 divided by two.
(b)
Primarily includes the anticipated transaction-related costs, fees and expenses of $162 million assumed to have been incurred in 2024 for pro forma presentation purposes. It also includes historical transaction, other one-time and restructuring expenses of Nexstar and TEGNA.
(c)
Excludes stock-based compensation expense from TEGNA’s stock 401(k) match contributions.
(d)
Combined As Further Adjusted EBITDA is calculated in accordance with the terms of Nexstar’s credit agreements which excludes The CW’s operations.
(e)
Includes increases in distributions received related to accounts receivable securitization of an equity method investee.
(f)
Excludes the amounts attributable to The CW.
(g)
Represents estimated annual savings from the integration of Nexstar and TEGNA expected to be realizable within 18 months of closing of the Transaction, including increases of retransmission revenue net of affiliation fees and expected cost savings, primarily related to personnel. No amounts related to costs savings have been attributed specifically to the years ended December 31, 2024 or December 31, 2025 for purposes of these calculations. The synergies exclude the one-time impact of estimated cash severance costs and stock-based compensation expense related to anticipated terminations.

Adjusted EBITDA is calculated as combined net income, plus or (minus): transaction, other one-time and restructuring expenses, stock-based compensation expense, depreciation and amortization expense (excluding amortization of broadcast rights), amortization of basis difference of equity method investments, (gain) loss on asset disposal, impairment charges, interest expense, net, pension and other postretirement plans costs (credit), income tax expense (benefit) and other operating and non-operating expense (income). We consider Adjusted EBITDA to be an indicator of our assets’ operating performance.

As Further Adjusted EBITDA is calculated in a manner permitted under the credit agreement governing Nexstar’s credit facilities (based on a trailing average of the last two years) as Combined Adjusted EBITDA plus or (minus): (Adjusted EBITDA attributable to The CW Network, LLC, or “The CW”, Nexstar’s majority-owned unrestricted subsidiary), cash distributions from equity method investments, (income from equity method investments, net), (amortization of basis difference of equity method investments), (payments for broadcast rights, net, excluding amounts attributable to The CW), stock-based compensation from TEGNA’s stock 401(k) match contribution, loss from noncontrolling interests (excluding amounts attributable to The CW), pension (credit) expense, cost savings from restructuring activities, and transaction synergies related to the Merger. We use this metric to calculate compliance with our covenants in our indebtedness agreements but not as a separate performance or liquidity measure.